Exhibit 10.1

NEW DAWN CLAIM GROUP
OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 18h day of October 2006.

BETWEEN:

ALTAIR MINERALS INC., of 1611 Bradley Drive, Eugene, Oregon
97401

(hereinafter called the "Vendor")

OF THE FIRST PART

AND:

FLM MINERALS INC., a company duly incorporated under the laws of the State of Nevada, having an office at Suite 308 – 837 West
Hastings Street, Vancouver, B.C. V6C 3N6

(hereinafter called "FLM")

OF THE SECOND PART

WHEREAS:

A.      The Vendor is the beneficial owner of 100% of the right, title and interest in and to certain mining claims situated in Lincoln County, Nevada, which claims are more particularly described in Schedule "A" attached hereto and forming part hereof (hereinafter together with any form of successor or substitute mineral tenure called the "Property");

B.      The parties now wish to enter into an agreement granting to FLM the exclusive right and option to acquire an undivided 100% of the right, title and interest of the Vendor in and to the Property on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

	(a)	"Approval Date" means the fifth (5th) business day following issue of acceptance by the Unites States Securities and Exchange Commission of this Agreement;

	(b)	"Area of Mutual Interest" has the meaning set forth in Section 16;

	(c)	"dollars" means legal currency of the United States of America;

(d)	"Mineral Products" means the products derived from operating the Property as a mine;

(e)

"Net Smelter Returns" means the proceeds received by FLM from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i) the cost of transportation of the ores, concentrates or minerals from the Property to such smelter or other purchaser, including related transport;

(ii) smelting and refining charges including penalties;

(iii) marketing costs;

(f)	"Option" means the option granted by the Vendor to FLM pursuant to Section 3;

(g)

"Operating the Property as a mine” or “Operation of the Property as a mine” means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Property;

(h)	"Property" shall have the meaning as set out in recital paragraph A of this Agreement together with any claims included by operation of the "Area of Mutual Interest" provision set out in Section 16;

(i)	"Royalty" means the royalty to be paid by FLM to the Vendor pursuant to Subsection 9.1; and

(j)	"Shares" means the up to 500,000 restricted common shares in the capital stock of FLM to be allotted and issued to the Vendor pursuant to Subsection 3.1(b).

2.	REPRESENTATIONS AND WARRANTIES

2.1	FLM represents and warrants to the Vendor that:

	(a)	it is a body corporate duty incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

	(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which FLM is a party; and

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.2	The Vendor represents and warrants to FLM:

(a)

the Property has been duly and validly staked and recorded, is accurately described in Schedule "A", is presently in good standing under the laws of the jurisdiction in which it is located and, except as set forth herein, is free and clear of all liens, charges and encumbrances;

(b)

the Vendor is the sole beneficial owner of a 100% interest in and to the Property and has the exclusive right to enter into this Agreement and all necessary authority to dispose of an undivided 100% interest in and to the Property in accordance with the terms of this Agreement;

	(c)	the Vendor is the registered owner of the Property;

(d)

no person, firm or corporation has any proprietary or possessory interest in the Property other than the Vendor and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(e)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which the Vendor is a party or by which he is bound;

	(f)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by FLM and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	OPTION

3.1

The Vendor hereby gives and grants to FLM the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest of the Vendor in and to the Property, subject only to the Vendor receiving the Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

	(a)	cash payments to the Vendor totalling $50,000 as set out below:

		(i)	$5,000 on execution of this Agreement;

		(ii)	$10,000 on or before October 18th, 2007;

		(iii)	$15,000 on or before October 18th, 2008; and

(iv) $20,000 on or before October 18th, 2009;

(b)	500,000 Restricted Shares to be allotted and issued and certificates therefor delivered to the Vendor as set out below:

	(i)	250,000 Restricted Shares on October 18th, 2007,

	(ii)	250,000 Restricted Shares on October 18th, 2008.

3.2

In addition to the cash payments and Share issuances set out in Section 3.1 above, FLM shall, in order to maintain its interest in the Property, make advance Royalty payments to the Vendor, commencing on October 18, 2010 and continuing on the 18th day of October each and every year thereafter for so long as FLM or its assigns retains its interest in the Property, of $5,000 per year.

3.3

If at any time during the currency of this Agreement there shall be an alteration in the capital stock of FLM, other than an increase in the authorized or issued capital, then the number of Shares to be issued to the Vendor pursuant to Subsection 3.1(b) shall be adjusted to reflect any such alteration in the capital stock of FLM.

4.	RIGHT OF ENTRY

4.1

During the currency of this Agreement, FLM, its employees, agents and independent contractors, will have the sole and exclusive right and option, subject to obtaining any necessary permits and approvals from the appropriate authorities, to:

	(a)	enter upon the Property;

	(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development or other mining work thereon including Operation of the Property as a mine and thereunder as FLM in its sole discretion may consider advisable;

(d)	bring and erect upon the Property such facilities as FLM may consider advisable.

5.	TERMINATION

5.1	Subject to Section 20.1, this Agreement and the Option will terminate:

	(a)	on November 30th, 2006, unless on or before that date, FLM has paid to the Vendor the sum of $5,000;

	(b)	on each of the two Anniversary Dates commencing October 18th, 2007 unless FLM has delivered to the Vendor a certificates for 250,000 Restricted Shares registered in the name of the Vendor;

	(c)	on October 18th, 2007 unless the Approval Date has occurred prior to that date;

	(d)	on October 18, 2007 unless FLM has paid to the Vendor the further sum of $10,000;

	(e)	on October 18, 2008 unless FLM has paid to the Vendor the further sum of $15,000; and

            (f)      on October 18, 2009 unless FLM has paid to the Vendor the further sum of $20,000.

6.	COVENANTS OF THE VENDOR

6.1	During the currency of this Agreement and the Option, the Vendor will:

(a) not do any act or thing which would or might in any way adversely affect the rights of FLM hereunder;

(b)

make available to FLM and its representatives all records and files in the possession of the Vendor relating to the Property and permit FLM and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c) promptly provide FLM with any and all notices and correspondence from government agencies in respect of the Property.

7.	COVENANTS OF FLM

7.1	During the currency of this Agreement and the Option, FLM will:

(a)

keep the Property free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)

permit the Vendor, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by FLM in connection with work done on or with respect to the Property;

(c)

conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable Federal, State and local laws, rules, orders and regulations, and indemnify and save the Vendor harmless from any and all claims, suits, actions made or brought against it as a result of work done by FLM on or with respect to the Property; and

(d)

obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, a policy of public liability insurance in the amount of $1,000,000 or more for personal injury and $100,000 for property damage, protecting the Vendor against any claims for injury to persons or damage to property resulting from FLM's operations.

8.	EXERCISE OF OPTION

8.1

Once FLM has made the payments totalling $50,000 as set out in Subsection 3.1(a) and issued a total of 500,000 Shares as set out in Subsection 3.1(b), FLM shall have exercised the Option and automatically thereby have acquired by assignment, all of the right, title and interest of the Vendor in and to the Property and will have no further obligations to the Vendor hereunder, save and except in respect of the payment of the Royalty as provided for in Subsection 3.2 and Part 9 hereof.

8.2

If the Option is exercised, the Vendor shall take all such action reasonably as may be requested to transfer title to the Property to FLM, free and clear of all encumbrances, save and except that the provisions of Subsection 3.2 above and Part 9 below shall continue to apply after exercise of the Option and in particular, the Vendor shall continue to be entitled to receive 3% of Net Smelter Returns and FLM shall continue to have the right to buy down the Vendor's Royalty, as provided for in Subsection 9.4. Until the Option is exercised, or this Agreement is terminated as provided for in Subsection 5.1, the Vendor shall hold the title to the Property in trust for the Vendor and FLM as their respective interests may appear as provided for herein.

9.	ROYALTY

9.1	FLM will pay to the Vendor an annual royalty equal to three percent (3%) of Net Smelter Returns, subject to Section 9.4.

9.2

After the exercise of the Option, payment of the Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of May and expiring on the 30th day of April in any year in which production occurs. Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by FLM and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit. All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of FLM in respect thereof if such payments or calculations thereof are not disputed by the Vendor within 60 days after receipt by the Vendor of the said audit statement. FLM will maintain accurate records relevant to the determination of Net Smelter Returns and the Vendor, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

9.3

The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Property except that FLM will have the right to commingle ore mined from the Property with ore mined and produced from other properties provided FLM will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Property. FLM will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Property. The Vendor or its authorized agents will be permitted the right to examine at all reasonable times such records pertaining to commingling of ore or to the calculation of Net Smelter Returns.

9.4

FLM shall have the right to purchase up to one and one-half Royalty percentage points and reduce the Royalty to 1.5% by paying the Vendor $500,000 for each 0.5% Royalty purchased. For greater certainty, upon payment by FLM to the Vendor of $1,500,000, the Royalty shall be reduced to 1.5% of Net Smelter Returns.

9.5

All payments made by FLM to the Vendor pursuant to Section 3.2 shall be treated as advance Royalty payments and shall be credited against and deducted from actual Royalty payments as they become due until such time as FLM has received credit for the full amount of such advance Royalty payments.

10.	OBLIGATIONS OF FLM AFTER TERMINATION

10.1	In the event of the termination of the Option, FLM will:

(a)

leave the Property in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)

deliver to the Vendor within 60 days of its written request a comprehensive report on all work carried out by FLM on the Property (limited to factual matter only) together with copies of all maps in both paper and digital format (if available), drill logs, assay results and other technical data compiled by FLM with respect to the Property;

(c)

have the right, and obligation on demand made by the Vendor, to remove from the Property within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of FLM provided that at the option of the Vendor, any or all of facilities not so removed will become the property of the Vendor; and

(d) deliver to the Vendor a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Property in favour of the Vendor, or its nominee.

11.	TRANSFER OF TITLE

11.1

Upon the request of FLM, the Vendor will deliver to FLM a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Property in favour of FLM which FLM will be entitled to register against title to the Property provided that transfer of legal title to the Property as set forth in this Section 11.1 is for administrative convenience only and beneficial ownership of an undivided 100% interest in the Property will pass to FLM only in accordance with the terms and conditions of this Agreement.

12.	REGISTRATION OF AGREEMENT

12.1	Notwithstanding Section 11.1 of this Agreement, FLM or the Vendor will have the right at any time to register this Agreement or a Memorandum thereof against title to the Property.

13.	DISPOSITION OF PROPERTY

13.1

FLM may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that, at any time, FLM has first obtained the consent in writing of the Vendor, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to the Vendor its agreement related to this Agreement and to the Property, containing:

(a)	a covenant with the Vendor by such transferee to perform all the obligations of FLM to be performed under this Agreement in respect of the interest to be acquired by it from FLM, and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Section 13.1.

13.2

The provisions or Section 13.1 of this Agreement will not prevent FLM from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

14.	ABANDONMENT OF PROPERTY

14.

l FLM shall have the unfettered right at any time to abandon all or any part of its interest in the Property by delivering a notice in writing of its intention to do so to the Vendor, such notice to list the part or parts of the Property to be abandoned, and if within 90 days of receipt of such notice the Vendor delivers to FLM a notice (“Reacquisition Notice”) stating its intention to reacquire all or part or parts of the Property, FLM will deliver to the Vendor duly executed recordable transfers of its interest in such part or parts of the Property as the Vendor has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of FLM or its agents or subcontractors hereunder.

15.	CONFIDENTIAL NATURE OF INFORMATION

15.1

The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

16.	AREA OF MUTUAL INTEREST

16.1

An area of mutual interest located within two (2) miles of the existing exterior boundaries of the Property is hereby established, (which area is hereinafter called the “AMI”). By signing this Agreement, FLM hereby covenants and agrees with the Vendor that any property interest or mineral rights which prior to the exercise of the Option or termination of this Agreement may be acquired by FLM located wholly or partially within the AMI shall become a part of the Property and be subject to this Agreement. If FLM acquires an interest as aforesaid, it shall notify the Vendor in writing of the extent of the interest acquired. The Vendor shall have thirty (30) days following receipt by it of the foregoing notification to elect in writing to have the property or mineral interest included within the terms of this Agreement. If the Vendor does not so elect in writing within the thirty (30) day period, FLM shall be entitled to acquire the mineral or property interest for its own account and such interest will not be part of the Property and will not be subject to the terms of this Agreement.

17.	FURTHER ASSURANCES

17.1

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

18.	NOTICE

18.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery of the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a)	if to FLM

308 - 837 West Hastings Street Vancouver, B.C. V6C 3N6 Attention: Chester Shynkaryk

(b)	if to the Vendor

1611 Bradley Drive Eugene, Oregon 97401 Attention: Erica E. Moreno

18.2

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

18.3

Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

19.	HEADINGS

19.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

20.	DEFAULT

20.1

If a party (the "Defaulting Party") has not fulfilled any requirement herein set forth by the date required for the performance of the same (the "Default"), the party affected by the Default (the "Non-Defaulting Party") shall give written notice to the other party within fifteen (15) days of becoming aware of the Default, specifying the default. The Defaulting Party shall not lose any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of the Default, if (i) the default is in respect of payments or Share issuances required under Subsection 3.1, or payments to be made to federal or state authorities to keep the title to the Property in good standing under Subsection 7.1, then within fifteen (15) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has cured the default by the appropriate performance; or (ii) in all other cases, or in cases where the Defaulting Party, acting reasonably, is not capable of curing the default within the foregoing fifteen (15) day period, the Defaulting Party has commenced actions within the foregoing fifteen (15) day period as are necessary to proceed to cure the default and thereafter diligently continues to take such actions, in which event, the Defaulting Party shall lose no interest hereunder until thirty (30) days after the validity of the actions taken by the Defaulting Party have been adjudicated adversely to the Defaulting Party.

21.	PAYMENT

21.1

All references to monies hereunder will be in United States funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

22.	ENUREMENT

22.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

23.	TERMS

23.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of State of Nevada.

24.	FORCE MAJEURE

24.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, acts of terrorism, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

24.2

All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Section 24.1.

24.3

A party relying on the provisions of Section 24.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

25.	ENTIRE AGREEMENT

25.1

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

26.	OPTION ONLY

26.1

This Agreement provides for an option only, and except for the cash payment of $5,000 set out in paragraph 3.1(a)(i) and the Share issuance set out in paragraph 3.1(b)(i) (both of which are firm commitments), nothing herein contained shall be construed as obligating FLM to do any acts or make any payment hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating FLM to do any further act or make any further payment.

27.	TIME OF ESSENCE

27.1	Time will be of the essence in this Agreement.

28.	ENFORCEMENT OF AGREEMENT

28.1	The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF ALTAIR		)
MINERALS INC. was hereunto affixed in		)
the presence of:		)
)
)
Authorized	Signatory	)	c/s
)
)
Authorized Signatory		)
)

THE CORPORATE SEAL OF FLM		)
MINERALS INC. was hereunto affixed in		)
the presence of:		)
)
)
		)	c/s
Authorized	Signatory	)
)
)
Authorized Signatory		)

Property Description

This is Schedule "A" to an Agreement made as of the 10th day of September 2006 between ALTAIR MINERALS INC. and FLM MINERALS INC..

Altair Minerals, Inc. is the owner or claimant (“Owner”) of the 4 unpatented mining claims listed below (the “Property”), which are situated in Elko County, Nevada.

CLAIM NAME	BLM NMC #	Elko County DOCUMENT #
ND 1	851630	507219
ND 2	851631	507220
ND 3	851632	507221
ND 4	851633	507222